EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-173166, 333-195380 and 333-217771 on Form S-8 and in Registration Statement Numbers 333-221270, 333-215391, and 333-199273 on Form S-3 of 22nd Century Group, Inc. of our report, dated March 7, 2018, relating to our audits of the consolidated financial statements and the effectiveness of internal controls over financial reporting as of and for the years ended December 31, 2017, 2016 and 2015, appearing in this Annual Report on Form 10-K of 22nd Century Group, Inc.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
March 7, 2018